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[LOGO]                                       ONE SHELL PLAZA          AUSTIN
                                             910 LOUISIANA            BAKU
                                             HOUSTON, TEXAS           DALLAS
                                             77002-4995               HOUSTON
                                             713.229.1234             LONDON
                                             FAX 713.229.1522         NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON


                                                                December 3, 2001

Pennzoil-Quaker State Company
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967

Gentlemen:

        As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Pennzoil-Quaker State Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to 50,000 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") issuable under the terms of the Deferred Compensation Plan for Non-Employee Directors of Pennzoil-Quaker State Company (the "Plan"), certain legal matters in connection with the Common Stock and the participation in the Plan are being passed upon for the Company by us. At the Company's request, this opinion of counsel is being furnished for filing as Exhibit 5 to the Registration Statement.

        In our capacity as counsel to the Company in the connection referred to above, we have familiarized ourselves with the Company's Restated Certificate of Incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.

        Based upon our examination as aforesaid, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

        2. Upon the issuance of newly issued shares of Common Stock by the Company from time to time pursuant to the provisions of the Plan for a consideration at least equal to the par value of such shares, such shares of Common Stock will be validly issued, fully paid and nonassessable.

                                       Very truly yours,

                                       /s/ Baker Botts L.L.P.